Exhibit 3.1

ARTICLES OF AMENDMENT
TO
AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
VERA BRADLEY, INC.

(Pursuant to Section 23-1-38-2 of the Indiana Business Corporation Law)

Vera Bradley, Inc., an Indiana corporation (the “Corporation”), certifies as follows:

1.In accordance with Section 23-1-25-2 of the Indiana Business Corporation Law and the authority granted in the Corporation’s Amended and Restated Articles of Incorporation (the “Articles of Incorporation”), the Board of Directors of the Corporation (the “Board”), acting pursuant to Section 23-1-34-2(a) of the Indiana Business Corporation Law on October 10, 2024, previously authorized the issuance of 60,000 shares of preferred stock of the Corporation (the “Preferred Stock”) designated as the Series A Junior Participating Preferred Stock (the “Series A Preferred Stock”) in the Articles of Amendment previously filed by the Corporation with the Secretary of State of the State of Indiana on October 11, 2024 (the “2024 Articles of Amendment”);

2.In accordance with Section 23-1-38-2 of the Indiana Business Corporation Law and the authority granted to and vested in the Board in accordance with the provisions of the Articles of Incorporation, the Board adopted, among other things, the following resolutions:

NOW, THEREFORE, BE IT RESOLVED, that none of the authorized shares of the Series A Preferred Stock are outstanding, and none of the authorized shares of the Series A Preferred Stock will be issued subject to the 2024 Articles of Amendment;

FURTHER RESOLVED, that the Articles of Incorporation are hereby amended by deleting in their entirety the provisions set forth in the 2024 Articles of Amendment stating the designation and number of shares of the Series A Preferred Stock and fixing the relative rights, preferences and limitations thereof, and all references thereto, and such provisions shall be of no further force or effect;

FURTHER RESOLVED, that the designation of the Corporation’s Series A Preferred Stock is hereby eliminated, and the 60,000 shares previously designated as Series A Preferred Stock shall resume the status of authorized but undesignated shares of Preferred Stock of the Corporation.

3.These Articles of Amendment were duly authorized by the Board on April 16, 2026. Pursuant to Section 23-1-38-2 of the Indiana Business Corporation Law, no action by the Corporation’s shareholders was required.

Exhibit 3.1

IN WITNESS WHEREOF, the undersigned has signed and attested these Articles of Amendment on this 17th day of April, 2026.

VERA BRADLEY, INC.

By: /s/ Mark C. Dely
Name: Mark C. Dely Title: Chief Administrative Officer

Signature Page to
Articles of Amendment
of Vera Bradley, Inc.